Exhibit 21

   SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

             The Company has seven wholly-owned subsidiaries, each of which is included in the consolidated financial statements of the Company:

             (a)  Blackhawk Collision Repair Inc., a Wisconsin corporation

             (b)  Blackhawk Automotive Ltd., a British corporation

             (c)  Blackhawk GmbH, a German corporation

             (d)  Blackhawk Italia Srl, an Italian corporation

             (e)  Blackhawk S.A., a French corporation

             (f)  Hein-Werner Europe S.A., a Swiss corporation

             (g) HWC Export Sales Corporation, a Barbados corporation incorporated January 3, 1989, for the purpose of qualifying as a Foreign Sales Corporation (FSC) under applicable Internal Revenue Code provisions.